Tektronix, Inc.
Corporate Headquarters
26600 S.W. Parkway
P.O. Box 1000
Wilsonville, Oregon 97070- 1000
503 682 - 3411

                     GRAPHICS PRINTING & IMAGING DIVISION

                      U.S. VALUE ADDED DEALER AGREEMENT

                           PAYMENT TERMS AMENDMENT


                                               Effective Date: July 1, 1993

The Agreement identified above is amended as follows:

Delete Section 18, Payments., and replace with the following:

18. Payments. Dealer shall pay all amounts invoiced by Tektronix, based upon one of the following three payment programs. Dealer shall select a payment program at the time of order. If Dealer does not select a payment program at the time of order, the TEK 30 Program shall automatically apply.

TEK 30 Dealer shall pay all amounts invoiced by Tektronix within thirty (30) days from the date of the invoice. Tektronix will submit an invoice to Dealer for each shipment at the time of shipment. A grace period of seven (7) days will be allowed for receipt of payment, after which the invoice may be subject to a 15% APR service charge to be accrued from the invoice due date and/or credit hold of existing and future orders. If, in the judgment of Tektronix, Dealer's financial condition, Dealer's record of payments or Dealer's conduct does not justify shipment on such payment terms, Tektronix may change the terms of sale to TEK 60 and/or refuse to ship unless it receives payment in advance plus any amount then in arrears. A shipment rescheduled or canceled by Tektronix due to such conditions shall be subject to a reschedule or cancellation charge equal to 5% of the List Price of any product affected and such charge shall be applied for each reschedule or cancellation occurrence.

TEK 60 Dealer shall pay all amounts invoiced by Tektronix within sixty (60) days from the date of the invoice. A 0.5% nondeductible service charge will be included on the invoice for all equipment, supplies, maintenance agreements or related charges billed with these terms. The service charge to Dealer is subject to change based upon changes of the prime rate as reported in the Wall Street Journal with thirty (30) days prior written notice and will be reviewed quarterly, based on the Tektronix fiscal year. Tektronix will submit an invoice to Dealer for each shipment at the time of shipment. A grace period of seven (7) days will be allowed for receipt of payment, after which the invoice shall be subject to a 15% APR service charge to be accrued from the invoice due date and/or credit holds of existing future orders. If, in the judgment of Tektronix, Dealer's financial condition, Dealer's record of payments or Dealer's conduct does not justify shipment on such payment terms, Tektronix may refuse to ship unless it receives payment in advance plus any amount then in arrears. A shipment rescheduled or canceled by Tektronix due to such conditions shall be subject to a reschedule or cancellation charge equal to 5% of the List Price of any product affected and such charge shall be applied for each reschedule or cancellation occurrence.

OUTSIDE FLOORING Dealer has the option of using a Tektronix authorized outside financing company to floor transactions with Tektronix for the purchase of material and equipment. There will be a 1.25% deduction from the Dealer discount to use this option. The service charge to Dealer is subject to change based upon one fifth the value of the prime rate as published in the Wall Street Journal, with thirty (30) days prior written notice.

Except as amended herein, all other terms and conditions shall remain in full force and effect.

THIS AMENDMENT SHALL BE DEEMED ACCEPTED AND AGREED TO BY DEALER AFTER PLACEMENT OF AN ORDER BY DEALER ON OR AFTER JULY 1, 1993.